UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) or (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SUN COMMUNITIES, INC.
(Exact name of registrant as specified in its charter)

Maryland (State of incorporation or organization)	38-2730780 (I.R.S. Employer Identification No.)

27777 Franklin Road, Suite 200 Southfield, Michigan (Address of principal executive offices)	48034 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered: Not applicable	Name of each exchange on which each class is to be registered: New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12 (g) of the Act:

None

EXPLANATORY NOTE
This Form 8-A/A is filed by Sun Communities, Inc., a Maryland corporation (the “Company”) to reflect the expiration of the preferred stock purchase rights (the “Rights”) registered on the Form 8-A filed by the Company on June 3, 2008.

Item 1. Description of Registrant’s Securities to be Registered.
On October 4, 2017, the Company announced that it executed an amendment (the “Amendment”) to the Rights Agreement (the “Rights Agreement”), dated as of June 2, 2008, between the Company and Computershare Trust Company, N.A, as Rights Agent. The Amendment accelerates the expiration of the Rights from the close of business, on June 9, 2018 to the close of business, on October 4, 2017, and has the effect of terminating the Rights Agreement on that date. At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement will expire.
The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is incorporated by reference into Exhibit 4.2 and is further incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description	Method of Filing
3.1	Articles Supplementary reclassifying Junior Participating Preferred Stock	Incorporated by reference to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on October 4, 2017
4.1	Rights Agreement, dated as of June 2, 2008, between Sun Communities, Inc. and Computershare Trust Company, N.A., as Rights Agent.	Incorporated by reference to Sun Communities, Inc.’s Registration Statement on Form 8-A filed June 3, 2008
4.2	Second Amendment to Rights Agreement, dated October 4, 2017, by and between Sun Communities, Inc. and Computershare Trust Company, N.A.	Incorporated by reference to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on October 4, 2017

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.
Date: October 4, 2017

SUN COMMUNITIES, INC.,
a Maryland corporation

By:        /s/ Karen J. Dearing
Karen J. Dearing, Executive Vice President,
Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
3.1	Articles Supplementary reclassifying Junior Participating Preferred Stock	Incorporated by reference to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on October 4, 2017
4.1	Rights Agreement, dated as of June 2, 2008, between Sun Communities, Inc. and Computershare Trust Company, N.A., as Rights Agent.	Incorporated by reference to Sun Communities, Inc.’s Registration Statement on Form 8-A filed June 3, 2008
4.2	Second Amendment to Rights Agreement, dated October 4, 2017, by and between Sun Communities, Inc. and Computershare Trust Company, N.A.	Incorporated by reference to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on October 4, 2017